Exhibit (a)(6)(iv)

STOCK OPTION TRANSFER PROGRAM RESOURCES AND ASSISTANCE

We encourage you to consult with your financial, tax and/or legal advisors to help you evaluate the risks and opportunities before you make any decision regarding participation. Your advisors can obtain a copy of the Notice from the SEC’s website at www.sec.gov. You may also want to provide them with the summary documents “Understanding the Stock Option Transfer Program” and “Factors to Consider”.

Microsoft has made the following resources available to you. You may call (425)705-8853 to reach any of the telephone resources, or you may call the direct numbers as indicated.

Microsoft Stock Services Team

Email “compchng“ or call (425)705-8853 for participation status and Employee Election Tool support questions or to request a copy of the Notice.

The Employee Election Tool is located on – https://stock under the Option Transfer tab.

Mellon Investor Services

Call 800-853-4970 (US toll free) or +201-329-8246 (International Collect) between the hours of 6:00 am and 6:00 pm Pacific Time, for program clarification questions (for example – “What is the Averaging Period?”).

American Express Financial Advisors

Call 888-827-4015 (US toll free) or +612-678-4994 (Outside US) between the hours of 6:00 am and 6:00 pm Pacific Time, for assistance in thinking about factors that you might want to consider  (“ Factors to Consider”).

Visit https://microsoft.aexpseminars.com to sign up for a seminar in your area (US only).